UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2023

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Verastem, Inc. (the “Company”) entered into a loan and security agreement (the “Loan Agreement”), dated March 25, 2022 (the “Closing Date”), with Oxford Finance LLC (“Oxford”), as collateral agent and a lender, and Oxford Finance Credit Fund III LP, as a lender (together with Oxford, the “Lenders”), pursuant to which the Lenders have agreed to lend the Company up to an aggregate principal amount of $150.0 million in a series of term loans (the “Term Loans”), of which $50.0 million is subject to the Lenders’ sole discretion.

Pursuant to the Loan Agreement, the Company received an initial Term Loan of $25.0 million on the Closing Date, leaving an additional $125.0 million of Term Loans available to borrow, subject to conditions specified in the Loan Agreement. One of the series of Terms Loans is a $15.0 million Term B Loan (the “Term B Loan”), which may be drawn upon only when the Company has either (a) received the Regulatory Milestone Payment (as defined in the Asset Purchase Agreement between the Company and Secura Bio, Inc., dated August 10, 2020) from Secura Bio, Inc. of $35.0 million which is due upon receipt of regulatory approval of COPIKTRA in the United States for the treatment of peripheral T-cell lymphoma or (b) received at least $50.0 million in unrestricted cash proceeds from the sale or issuance of equity securities after the Closing Date (the “Term B Milestones”).

On March 22, 2023, the Company elected to draw down the $15.0 million Term B Loan, having received at least $50.0 million in unrestricted cash proceeds from the sale or issuance of equity securities.

As previously disclosed, the Term Loans bear interest at a floating rate equal to (a) the greater of (i) the one-month CME Secured Overnight Financing Rate and (ii) 0.13% plus (b) 7.37%, which is subject to an overall floor and cap. Interest is payable monthly in arrears on the first calendar day of each calendar month. As a result of the Term B Loan drawdown, beginning April 1, 2025, the Company shall repay the outstanding principal under the Term Loans in consecutive equal monthly payments of principal, together with applicable interest, in arrears. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on March 1, 2027.

The Company will be required to make a final payment of 5.0% of the original principal amount of the Term Loans that were drawn, payable at maturity or upon any earlier acceleration or prepayment of the Term Loans. The Company may prepay all, but not less than all, of the Term Loans, subject to a prepayment fee equal to (i) 3.0% of the principal amount of the applicable Term Loan if prepaid on or before the first anniversary date of the funding date of such Term Loan, (ii) 2.0% of the principal amount of the applicable Term Loan if prepaid after the first anniversary and on or before the second anniversary of the funding date of such Term Loan, and (iii) 1.0% of the principal amount of the applicable Term Loan if prepaid after the second anniversary of the applicable funding date of such Term Loan. All Term Loans will be subject to a facility fee of 0.5% of the principal amount.

The Loan Agreement contains no financial covenants. The Loan Agreement includes customary events of default, including, among others, payment defaults, breach of representations and warrants, covenant defaults, judgment defaults, insolvency and bankruptcy defaults, and a material adverse change. The occurrence of an event of default could result in the acceleration of the obligations under the Loan Agreement, termination of the Term Loan commitments and the right to foreclose on the collateral securing the obligations. During the existence of an event of default, the Term Loans will accrue interest at a rate per annum equal to 5.00% above the otherwise applicable interest rate.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on March 28, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Dated: March 27, 2023	By:	/s/ Brian M. Stuglik
Brian M. Stuglik
Chief Executive Officer